ACCUHEALTH, INC.
                             1575 Bronx River Avenue
                                 Bronx, NY 10460
                             Telephone: 718-518-9511
                             Facsimile: 718-824-2432


                                                               November 10, 1997

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

RE:      SEC File No. 0-17292
         I.R.S. Employer Identification No. 13-3176233

To Whom It May Concern:

Extension for filing of the Form 10-Q for the quarter ended September 30, 1997 for the above referenced registrant is required due to the Chief Financial Officer's travel schedule. He is scheduled to return to our offices on November 17, 1997.

                                      Sincerely,



                                      /s/ Glenn C. Davis
                                      --------------------------
                                          Glenn C. Davis
                                          President, Chief Executive Officer


GCD:jb